Exhibit 10.2

Effective July 1, 2012, the Company increased the base salary rate for Michel Khalaf, the Company’s President, Europe, the Middle East, and Africa, by approximately US$50,000 to approximately US$500,000 (in each case, the amount reflects the contemporaneous exchange rate for the currency in which Mr. Khalaf’s base salary is paid, Emirati dirham, to U.S. dollars). At the same time, Mr. Khalaf’s home leave airfare benefit (the incremental cost to the Company of which was $30,221 in 2011) was discontinued.